Exhibit 4.1

Share Certificate

Number of certificate	Number of shares

Feline Culture Holdings Limited

COMPANY NUMBER: 418632

This is to certify that [Name] of [Address] is the registered holder of [Number] [Class A/ Class B] ordinary shares of [Value], each being [partly paid to the extent of [amount in words][amount in numerals] per share]]/[fully paid][and numbered [number]] in the above-named company, subject to the memorandum and articles of association of the company, as amended.

[Transfer Date]

Director	Director/ Secretary